Exhibit 10.4

AMENDMENT TO

EMPLOYMENT AGREEMENT

Amendment to Employment Agreement dated as of June 1, 2007 (the “Amendment”) between Affinion Group LLC (f/k/a Cendant Marketing Group LLC), a Delaware limited liability company (“Affinion Group”), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), a private company limited by shares incorporated in England and Wales with registered number 3458969 (“CIMS”, and together with Affinion Group, the “Company” or the “Companies”), and Robert Rooney (the “Executive”).

WHEREAS, the Executive entered into an Employment Agreement dated as of July 2005 and amended on August 28, 2006 (the “Employment Agreement”);

WHEREAS, each of the Company and the Executive wants to amend the Employment Agreement on the terms and conditions set forth in this Amendment;

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby amended as follows:

1. Section IV(a)(ii) of the Employment Agreement is hereby deleted in its entirety, and the following Section IV(a)(ii) is hereby inserted in its place and stead:

“ii. Annual Incentive Awards. The Executive will be eligible for discretionary annual incentive compensation awards (“Incentive Compensation Awards”); provided that, beginning in calendar year 2007, the Executive will be eligible to receive an annual bonus in respect of each fiscal year of the Company based upon a target bonus of not less than one hundred percent (100%) of Base Salary (“Target Bonus”), subject to the attainment by the Company of applicable performance targets established and certified by the Company in its sole discretion.”

2. The first sentence of Section VIII A of the Employment Agreement is hereby deleted in its entirety, and the following first sentence of Section VIII A is hereby inserted in its place and stead:

“Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (as defined below), subject to the Executive executing a release of claims against the Company and its subsidiaries and affiliates as more fully described in paragraph D of this Section

VIII, then the Company will pay the Executive a lump sum amount equal to one hundred percent (100%) of the sum of (x) Executive’s then-current Base Salary and (y) Executive’s Target Bonus, plus any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination.”

3. Except as specifically amended above, the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AFFINION GROUP, LLC

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman
Title: President and CEO

AFFINION INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Michael T. Fahey
Name: Michael T. Fahey
Title: General Counsel

EXECUTIVE:

/s/ Robert G. Rooney
Robert G. Rooney